Agreement
                                between and among
                            TJ Holding Company, Inc.
                   Arby's, Inc. d/b/a Triarc Restaurant Group
                           Paramark Enterprises, Inc.

                               TABLE OF CONTENTS

                                                                           Page

ARTICLE 1  ASSIGNMENT OF THE TJC LICENSE AGREEMENTS; PAYMENT; CLOSING        2
                           Section 1.1      Assignment of the TJC License
                                            Agreements                       2
                           Section 1.2      Closure of Poughkeepsie Bakery   3
                           Section 1.3      Consideration                    3
                           Section 1.4      Additional Consideration         3
                           Section 1.5      Off-Set of Deferred Payments     5
                           Section 1.6      The Closing                      5
                           Section 1.7      No Assumption of Liabilities     5

ARTICLE 2  DISCHARGE AND RELEASE; ACCOUNTING; CONTINUING RESTRICTIONS        6
                           Section 2.1      Discharge and Release            6
                           Section 2.2      Termination of Agreements        6
                           Section 2.3      Accounting                       6
                           Section 2.4      Continuing Restrictions and
                                            Obligations                      6

ARTICLE 3  REPRESENTATIONS OF PARAMARK                                       6
                           Section 3.1      Organization and Authority       6
                           Section 3.2      Authorization; No Conflicts      7
                           Section 3.3      Ownership of the TJC License
                                            Agreements                       7
                           Section 3.4      Litigation                       8
                           Section 3.5      Financial Statements             8
                           Section 3.6      Franchises                       8
                           Section 3.7      Approvals                        9
                           Section 3.8      Contracts and Commitments        9
                           Section 3.9      Compliance with Laws             9
                           Section 3.10     Disclosure                       9
                           Section 3.11     Absence of Certain Changes       9
                           Section 3.12     Product Liability               10
                           Section 3.13     Finders                         10
                           Section 3.14     Undisclosed Liabilities         10
                           Section 3.15     Financial Condition             10
                           Section 3.16     The Purchase Agreement          11

ARTICLE 4  REPRESENTATIONS OF TJHC                                          11
                           Section 4.1      Organization and Authority      11
                           Section 4.2      Authorization; No Conflicts     11
                           Section 4.3      Regulatory Approvals            12
                           Section 4.4      Finders                         12
                           Section 4.5      The Purchase Agreement          12
                           Section 4.6      Disclosure                      12

ARTICLE 5  REPRESENTATIONS OF ARBY'S                                        12
                           Section 5.1      Organization and Authority      12
                           Section 5.2      Authorization; No Conflicts     12
                           Section 5.3      Regulatory Approvals            13
                           Section 5.4      Finders                         13
                           Section 5.5      The Purchase Agreement          13
                           Section 5.6      Disclosure                      13

ARTICLE 6  COVENANTS OF PARAMARK                                            14
                           Section 6.1      Interim Operations of Paramark  14
                           Section 6.2      Access to Information           14
                           Section 6.3      Consents and Approvals          15
                           Section 6.4      Additional Agreements           15
                           Section 6.5      Notification of Certain Matters 15
                           Section 6.6      SEC Filings                     16
                           Section 6.7      Continuation of Business.       16
                           Section 6.8      Shareholder Approval            16

ARTICLE 7  CONDITIONS TO THE OBLIGATIONS OF TJHC AND ARBY'S                 17
                           Section 7.1 Truth of Representations and Warranties of Paramark; Compliance with Covenants and Obligations 17
                           Section 7.2      Closing Deliveries              17
                           Section 7.3      Corporate Proceedings           17
                           Section 7.4      Government Approvals            17
                           Section 7.5      Third Party Consents            17
                           Section 7.6      Bulk Sales Law Compliance       18
                           Section 7.7      Adverse Proceedings             18
                           Section 7.8      Financial Condition             18
                           Section 7.9      Termination of Broker Contracts 18

ARTICLE 8  CONDITIONS TO THE OBLIGATIONS OF PARAMARK                        18
                           Section 8.1 Truth of Representations and Warranties of TJHC and Arby's; Compliance with Covenants and
                                            Obligations                     18
                           Section 8.2      Government   Approvals          19
                           Section 8.3      Corporate   Proceedings         19
                           Section 8.4      Adverse Proceedings             19
                           Section 8.5      Fairness Opinion                19

ARTICLE 9  INDEMNIFICATION                                                  19
                           Section 9.1      Indemnification of TJHC and
                                            Paramark for Misrepresentations 19
                           Section 9.2 Indemnification of Arby's and Paramark for Misrepresentations 20
                           Section 9.3      Survival of Representations     20
                           Section 9.4      Paramark's Indemnity            20
                           Section 9.5      TJHC's and Arby's Indemnity     20
                           Section 9.6      Notice for Claims of
                                            Indemnification                 20
                           Section 9.7      Defense by Indemnifying Party   21
                           Section 9.8      Indemnification Under the
                                            Purchase Agreement              21

ARTICLE 10 GENERAL PROVISIONS                                               22
                           Section 10.1     Termination                     22
                           Section 10.2     Effect of Termination           22
                           Section 10.3     Notices                         22
                           Section 10.4     Successors and Assigns          23
                           Section 10.5     Amendments                      23
                           Section 10.6     Waivers                         23
                           Section 10.7     Expenses                        24
                           Section 10.8     Construction                    24
                           Section 10.9     Interpretation                  24
                           Section 10.10    Governing Law                   24
                           Section 10.11    No Third Party Beneficiaries    24
                           Section 10.12    Waiver of Jury Trial            24
                           Section 10.13    Entire Agreement                24

EXHIBITS

EXHIBIT A             FORM OF THE NEW PROMISSORY NOTE
EXHIBIT B             GUARANTY
EXHIBIT C             WHOLESALE LICENSE AGREEMENT
EXHIBIT D             TRANSACTIONS AT CLOSING
EXHIBIT E             ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT F             RELEASE AND DISCHARGE (PARAMARK) (TJHC/ARBY'S)
EXHIBIT G             PARAMARK CONFIDENTIALITY AND NON-COMPETE AGREEMENT
EXHIBIT H             LOCCISANO CONFIDENTIALITY AND NON-COMPETE AGREEMENT
EXHIBIT I             GOTTLICH CONFIDENTIALITY AND NON-COMPETE AGREEMENT
EXHIBIT J             OPINION OF COUNSEL FOR PARAMARK

SCHEDULES

SCHEDULE 1.1                TJC LICENSE AGREEMENTS
SCHEDULE 1.7                ASSUMED LIABILITIES
SCHEDULE 3.5                FINANCIAL STATEMENTS
SCHEDULE 3.6                LOCATIONS OF TJC BAKERIES
SCHEDULE 3.7                APPROVAL AND FILINGS (of Paramark)
SCHEDULE 3.8                CONTRACTS AND COMMITMENTS
SCHEDULE 3.11               ADVERSE CHANGES
SCHEDULE 3.12               PRODUCT LIABILITY
SCHEDULE 4.3                REGULATORY APPROVALS AND FILINGS (of TJHC)
SCHEDULE 5.3                REGULATORY APPROVALS (of Arby's)

                                    AGREEMENT

         This Agreement (the "Agreement"), dated June 30, 1998, is by and among Paramark Enterprises, Inc., a Delaware corporation ("Paramark"), TJ Holding Company, Inc., a Delaware corporation ("TJHC"), and Arby's, Inc., d/b/a Triarc Restaurant Group, a Delaware corporation ("Arby's"). Paramark, TJHC, and Arby's are collectively referred to in this Agreement as the "Parties" and, individually, as a "Party."

PRELIMINARY STATEMENT

A. Pursuant to a purchase agreement (the "Purchase Agreement") dated June 3, 1996, TJHC acquired certain proprietary marks (the "Proprietary Marks"), secret recipes, and technical information (the Proprietary Marks, secret recipes, and technical information are collectively referred to as "Intellectual Property") related to a system (the "TJC System") owned by Paramark, formerly known as T.J. Cinnamons, Inc., for developing and operating food service units offering gourmet cinnamon rolls and other bakery items ("TJC Products"). TJHC subsequently licensed its affiliate Arby's to use and license others to use the Intellectual Property. Pursuant to the Purchase Agreement, T.J. Cinnamons, Inc. changed its name to Paramark Enterprises, Inc.

B. Paramark owns and operates, and franchises others ("Franchisees") to operate, retail locations ("TJC Bakeries") using the Intellectual Property pursuant to franchise agreements ("Franchise Agreements"); licenses or permits others ("Retail Licensees") to use the Intellectual Property to prepare and sell TJC Products at or from certain retail locations other than TJC Bakeries ("TJC Retail Locations"), prepares and sells at wholesale ("Wholesale Accounts"), for resale through retail food stores, certain TJC Products, and markets and sells certain TJC Products for sale to Wholesale Accounts through independent food brokers ("Brokers"). The Franchisees, Retail Licensees, Wholesale Accounts, and Brokers are referred to herein as the "TJC Licensees". The agreements between Paramark and the Franchisees, Retail Licensees, Wholesale Accounts, and Brokers are referred to herein, in the aggregate, as the "TJC License Agreements".

C. Arby's and Paramark entered into a License Agreement dated August 29, 1996, whereby Paramark was authorized to use the Intellectual Property to prepare and sell TJC Products at one specified retail location (the "Poughkeepsie Bakery"); distribute and authorize TJC Wholesale Licensees to distribute TJC Products, subject to certain conditions; and to fulfill the obligations under the TJC License Agreements, including the continuity of rights of Franchisees and Retail Licensees to prepare and sell TJC Products, and to use the Intellectual Property in connection therewith.

D. On August 29, 1996, TJHC and Paramark entered into a management agreement (the "Management Agreement"), and on August 29, 1996, TJHC assigned the Management Agreement to Arby's, whereby Arby's agreed to manage and operate the business of Paramark related to the TJC Bakeries, the Franchise Agreements, the Poughkeepsie Bakery, and the Retail Locations. The Purchase Agreement, License Agreement, and Management Agreement are referred to in the aggregate herein as the "TJC Agreements."

E. Pursuant to the License Agreement:

                  (a) Charles N. Loccisano and Alan Gottlich entered into Confidentiality and Non- Competition Agreements with TJHC and Arby's, dated August 29, 1996.

                  (b) Joseph Mammarella and Vincent Loccisano entered into Confidentiality Agreements with TJHC and Arby's, dated August 29, 1996; and

                  (c) Saul Feiger and Alan Gottlich,  as trustees of the Charles
                  N. Loccisano Irrevocable Trust F/B/O Michael Loccisano and the Charles N. Loccisano Irrevocable Trust F/B/O Marissa Loccisano, entered into a Stock Restriction Agreement with TJHC and Arby's.

F. The Parties  wish to  terminate  the TJC  Agreements,  except with respect to
certain   indemnification   obligations  and  survival  of  representations  and
warranties, as provided in this Agreement.

G. Subject to and upon the terms and conditions set forth in this Agreement, Paramark wishes to assign to TJHC all of its rights and obligations under certain TJC License Agreements, and TJHC wishes to assume all of the rights and obligations of Paramark under certain TJC License Agreements. All TJC License Agreements not assigned to TJHC will be terminated.

         Therefore, in consideration of the mutual covenants and conditions contained in this Agreement, Paramark, TJHC, and Arby's agree as follows:

ARTICLE 1
ASSIGNMENT OF THE TJC LICENSE AGREEMENTS; PAYMENT; CLOSING

Section 1.1 Assignment of the TJC License Agreements. Subject to and upon the terms and conditions of this Agreement, on the Closing Date (as defined in Section 1.6), Paramark shall transfer, convey, assign, and deliver to TJHC, and TJHC shall assume from Paramark, free and clear of any and all pledges, liens, security interests, restrictions, prior assignments, encumbrances, or claims of any kind or nature (collectively, "Liens," and each a "Lien") (a) all of Paramark's rights, obligations, title, and interest in, under, and to the TJC License Agreements identified in Schedule 1.1 to this Agreement; and (b) upon the expiration or termination of the Wholesale License Agreement referred to in Section 1.4.1, such inventory, product ingredients, and materials used in producing the TJC Products that use or include the Intellectual Property, and other assets identified in Schedule
                  1.1 that are owned or controlled by Paramark and used by Paramark in conjunction with Paramark's operations under the TJC License Agreements or the Wholesale License Agreement.

Section 1.2 Closure of Poughkeepsie Bakery. On or before the Closing Date, Paramark shall cease operating the Poughkeepsie Bakery, and cease using the Proprietary Marks or any of the Intellectual Property at the site of the Poughkeepsie Bakery, and Paramark shall terminate the lease for such site. TJHC shall pay to Paramark an amount not to exceed one half (1/2) of Paramark's "buy-out costs" that Paramark actually pays to the landlord of the site upon termination of the lease for the site. "Buy-out costs" shall mean the net present value of the remaining rent payments that would be due under the lease from the date of termination until the end of the lease, which Paramark represents is not later than June 30, 1999. Buy-out costs shall include only the per square foot rental charges, and shall exclude common area maintenance charges, taxes, or other charges and expenses under the lease. TJHC shall pay Paramark the amount specified under this Section 1.2 thirty (30) days following TJHC's receipt of a statement from the landlord specifying Paramark's buy-out costs actually paid to the landlord.

Section 1.3 Consideration. The consideration to be paid by TJHC for the assignment of the TJC License Agreements by Paramark and the performance of all of its obligation pursuant to this Agreement (the "Price"), shall be Four Million Dollars ($4,000,000), which shall be paid as follows:

        1.3.1 Cash at the Closing in the amount of Three Million Dollars ($3,000,000).

        1.3.2 Delivery at the Closing of a promissory note (the "New Promissory Note"), substantially in the form of Exhibit A to this Agreement, in the principal amount of One Million Dollars ($1,000,000), without interest, payable in twenty-four equal monthly installments of Forty-One Thousand Six Hundred Sixty-Six Dollars and sixty-seven cents ($41,666.67) on the first (1st) day of each month following the month of the Closing Date, provided, however, that such payments shall be subject to the provisions of Section 1.5. All payments of principal on the New Promissory Note will be guaranteed by Triarc Companies, Inc. (the "Guaranty"). The Guaranty shall be substantially in the form attached here to as Exhibit B.

Section 1.4 Additional Consideration. In addition to the consideration specified in Section 1.3 above, TJHC shall pay to Paramark the following amounts ("Additional Consideration") in accordance with the following terms and conditions:

        1.4.1 Upon execution of this Agreement, Paramark shall execute an agreement with Arby's attached hereto as Exhibit C (the "Wholesale License Agreement") whereby Paramark will have the right to produce and distribute certain TJC Products, as specifically set forth in the Wholesale License Agreement, for a limited period of time.

        1.4.2 Provided that Paramark is operating in compliance with the Wholesale License Agreement, Arby's shall be obligated to pay to Paramark the following amounts if, for the period January 1, 1998 through December 31, 1998 ("Fiscal 1998"), the total Net Sales (as defined in the Wholesale License Agreement) of TJC Products sold by Paramark to the Wholesale Accounts assigned to TJHC hereunder and specified in the Wholesale
                  License Agreement meet or exceed the following Net Sales targets:

        1.4.2.1 If the total Net Sales for Fiscal 1998 exceed Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), but do not exceed Two Million Seven Hundred Thousand Dollars ($2,700,000), the Additional Consideration shall be Two Hundred Fifty Thousand Dollars ($250,000);

        1.4.2.2 If the total Net Sales for Fiscal 1998 exceed Two Million Seven Hundred Thousand Dollars ($2,700,000), but do not exceed Three Million One Hundred Fifty Thousand Dollars ($3,150,000), the Additional Consideration shall be Five Hundred Thousand Dollars ($500,000);

        1.4.2.3 If the total Net Sales for Fiscal 1998 exceed Three Million One Hundred Fifty Thousand Dollars ($3,150,000), but do not exceed Three Million Six Hundred Thousand Dollars ($3,600,000), the Additional Consideration shall be Seven Hundred Fifty Thousand Dollars ($750,000);

        1.4.2.4 If the total Net Sales for Fiscal 1998 exceed Three Million Six Hundred Thousand Dollars ($3,600,000), the Additional Consideration will be One Million Dollars ($1,000,000).

        1.4.3 Paramark shall provide to TJHC and Arby's monthly reports concerning Net Sales, within fifteen (15) days following the end of each month, and shall provide TJHC and Arby's with copies of all of Paramark's quarterly filings with the Securities and Exchange Commission, within ten (10) days following such filings. All Net Sales shall be subject to verification and/or audit by TJHC at any time. The Additional Consideration, if any, shall not be paid unless Paramark has provided (a) a final Net Sales report; and (b) either (i) an audited financial statement for Fiscal 1998, or (ii) an audit of the final Net Sales report. Any payment of Additional Consideration shall be subject to offset as provided for in
                  Section 1.5. The audited financial statement or unaudited final Net Sales report shall segregate clearly Net Sales (as defined in the Wholesale License Agreement) as separate line items, and shall include data by SKUs (Stockkeeping units) and by vendor. Any Additional Consideration shall be paid fifteen
                  (15) business days following delivery of the later of (a) Paramark's audited financial statements for Fiscal 1998, or
                  (b) the audited final Net Sales report, provided that such information is acceptable to TJHC, based on TJHC's reasonable discretion or reasonable verification.

Section 1.5 Off-Set of Deferred Payments. All payments owed by Arby's or TJHC to Paramark under Section 1.3.2 or Section 1.4 shall be reduced by any amount claimed as damages by TJHC or Arby's under Section 9.1 or Section 9.4 of this Agreement in connection with any misrepresentation, breach of warranty, or non- fulfillment of or failure to perform any covenant, condition, or agreement of Paramark set forth in, or attached to, this Agreement, any transactions contemplated by this Agreement, or any statement, certificate, schedule, or document furnished pursuant to this Agreement, or any other claim against Paramark subject to the provisions of Section
                  9.1 or 9.4 hereof. Any amount not paid by TJHC or Arby's pursuant to Section 1.3.2 or Section 1.4 shall be credited to satisfy any final and unappealable judgment awarded to TJHC or Arby's in any proceedings to the extent of such award, and the remainder, if any, shall be paid to Paramark. In the event Paramark shall ultimately not be found liable for any damages to or costs of TJHC or Arby's in a final and unappealable judgment, the full amount shall be paid by TJHC or Arby's to Paramark.

Section 1.6 The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Rudnick, Wolfe, Epstien & Zeidman, located at 1201 New York Avenue, N.W., Penthouse, Washington, D.C. (a) on July 31, 1998, at 10:00 a.m.; or (b) as soon as practical after Paramark receives shareholder approval of the transaction; or
                  (c) at such other place, time, or date as may be mutually agreed upon in writing by the Parties (the "Closing Date"), upon satisfaction of the conditions as set forth in Article 7 and Article 8 of this Agreement. The transactions to take place at the Closing are set forth in Exhibit D to this Agreement.

Section 1.7 No Assumption of Liabilities. Except as set forth in Schedule 1.7, neither TJHC nor Arby's has assumed and shall not assume, any liabilities or obligations of any nature, known or unknown, existing or contingent of Paramark, except TJHC shall assume all obligations of Paramark to TJC Licensees under the TJC License Agreements existing on or after the Closing Date arising out of TJHC's conduct on or after the Closing Date pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit E. Without limiting the foregoing, neither TJHC nor Arby's shall assume any contract, or any liability or obligation under any contract, between Paramark and a food broker, wholesaler, or retail account.

ARTICLE 2
DISCHARGE AND RELEASE; ACCOUNTING; CONTINUING RESTRICTIONS

Section 2.1 Discharge and Release. At the Closing Date, Paramark shall release and discharge TJHC and Arby's and TJHC and Arby's shall each release and discharge Paramark, with respect to all obligations of TJHC or Arby's to Paramark or Paramark to TJHC or Arby's after the Closing Date pursuant to any of the TJC Agreements, and such other liabilities and obligations as are set forth in the release and discharge. The release and discharge shall be substantially in the form of Exhibit F.

Section 2.2 Termination of Agreements. At the Closing Date, TJHC and/or Arby's will terminate the Confidentiality and Non-Competition Agreements executed by Charles N. Loccisano, and Alan Gottlich, and TJHC or Arby's shall pay to Loccisano and Gottlich any payments due under the Confidentiality and Non-Competition Agreements

Section 2.3 Accounting. Paramark shall conduct an inventory of all products, ingredients, and materials used by Paramark under the License Agreement, as of midnight the day preceding the Closing Date, and shall provide such inventory list to TJHC or Arby's on the Closing Date.

Section 2.4 Continuing Restrictions and Obligations. In order to ensure a smooth transition and assignment of Wholesale Accounts and agreements with Brokers, if any, Arby's and Paramark will enter into the Wholesale License Agreement. Further, and notwithstanding the execution of the Wholesale License Agreement, Paramark, Paramark's affiliates, including Interbake Brands, Inc., Loccisano and Gottlich each shall execute a confidentiality and non-competition agreement, each substantially in the form of Exhibit G, Exhibit H, and Exhibit I, to the Agreement, respectively.

ARTICLE 3
REPRESENTATIONS OF PARAMARK

         Paramark represents and warrants to each of TJHC and Arby's as follows:

Section 3.1 Organization and Authority. Paramark is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware; and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to perform its obligations under the TJC License Agreements, to execute and deliver this Agreement and all other agreements contemplated hereby, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby.

Section 3.2 Authorization; No Conflicts. The execution and delivery by Paramark of this Agreement and the performance by Paramark of its obligations hereunder have been duly and validly authorized by all requisite corporate action. All requisite corporate actions, including, without limitation, obtaining shareholders' approval of this Agreement and the contemplated transactions, shall be completed prior to the Closing. This Agreement constitutes, and each of the other agreements referred to herein, when executed, will constitute, the valid and legally binding obligations of Paramark, enforceable against Paramark in accordance with their respective terms. The execution, delivery, and performance of this Agreement, and the consummation by Paramark of the transactions contemplated hereby, do not and will not, (a) conflict with, violate or breach the provisions of any law, rule, or regulation applicable to Paramark; (b) conflict with, violate, or breach any provision of Paramark's Certificate of Incorporation or Bylaws; (c) conflict with, violate, or breach any judgment, decree, order, or award of any court, arbitral tribunal, administrative agency or commission, or other government entity or regulatory authority or agency; (d) constitute a fraudulent conveyance under any state law or federal bankruptcy law; or (e) conflict with or result in the breach or termination of any term or provision of any agreement or instrument to which Paramark is a party or by which Paramark is or may be bound.

Section 3.3 Ownership of the TJC License Agreements. Paramark has all exclusive rights, title, and interest in and to the TJC License Agreements; and will transfer, convey, and assign the TJC License Agreements to TJHC at the Closing, free and clear of any Liens. Each of the TJC License Agreements is binding upon the parties thereto, is in full force and effect, and is not subject to the payment of any taxes of any kind or the taking of any other actions by Paramark to maintain its validity or effectiveness; and (i) there are no restrictions on the direct or indirect transfer and assignment of the TJC License Agreements, or any interest therein, held by Paramark in respect of the TJC Licenses Agreement; and (ii) Paramark is not, nor has it received any notice that it is, in default (or with the giving of any notice or lapse or time or both, would be in default) under any TJC License Agreement or any contract, agreement, or understanding with respect thereto. The delivery to TJHC of the Assignment and Assumption Agreement contemplated by this Agreement will exclusively vest all of Paramark's rights, title, and interest in and to each TJC License Agreements and the goodwill relating to or associated with each TJC License Agreement, in TJHC, free and clear of any Liens.

Section 3.4 Litigation. There is no litigation, suit, claim, action, investigation, dispute, proceeding, or controversy, pending or threatened, before any court, administrative agency, or other governmental authority or arbitrator relating to or affecting the rights and obligations of Paramark under any TJC License Agreement or any other agreement or contract used or previously used in connection with Paramark's operation of a franchise system that used the Proprietary Marks. Paramark is not aware of any facts or circumstances that could reasonably be interpreted to give rise to any such litigation, suit, claim, action, investigation, dispute, proceeding, or controversy with respect thereto. Paramark is not in violation of or in default with respect to any judgement, order, writ, injunction, decree, or rule of any court, administrative agency, governmental authority, or arbitrator, or any regulation of any administrative agency or governmental authority which would adversely affect Paramark's rights and obligations pursuant to this Agreement or any TJC License Agreement. There is no unsatisfied judgement, order, decree, stipulation, or injunction against Paramark relating to the obligations of Paramark under any TJC License Agreement nor any claim, dispute, complaint, action, suit, proceeding, hearing, or investigation of, in any court or governmental entity or before any arbitrator, to which Paramark is a party or is threatened to be made a party.

Section 3.5 Financial Statements. Attached as Schedule 3.5 are complete copies of Paramark's financial statements (balance sheets, statements of operation, and statements of cash flow; collectively the "Financial Statements") audited as of, and for the fiscal year ended, December 31, 1997. The Financial Statements fairly present the financial condition of Paramark as of the date indicated, the results of operations, the sales of TJC Products, and the revenues from Retail Licensees and Wholesale Accounts for the respective period specified, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Since the date of the Financial Statements, there has not been any change or any event or development which, individually or together with other such events or developments, could reasonably be expected to have a material adverse effect on, the condition (financial or otherwise), results of operations, business, or assets of, or the sale of TJC Products by, Paramark, or the prospects of the TJC Licensees.

Section 3.6 Franchises. Attached as Schedule 3.6 is a complete list of all of the locations of TJC Bakeries, and Paramark has delivered to TJHC and Arby's, on or prior to the date hereof, a copy of the Franchise Agreements currently in effect, as of the date hereof, with respect to each of the TJC Bakeries (excluding the Poughkeepsie Bakery owned and operated by Paramark) and all amendments thereto. Other than as provided in the Franchise Agreements, there are no outstanding commitments, promises, agreements, or understandings, either written or verbal, which have been made by Paramark with respect to the rights and obligations of any of the Franchisees.

Section 3.7 Approvals. All consents, approvals, authorizations, and other requirements required by any TJC Agreements, or prescribed by any law, rule, or regulation which must be obtained or satisfied by Paramark, which are necessary for the execution and delivery of this Agreement and the other documents to be executed and delivered by Paramark in connection with this Agreement are set forth in Schedule 3.7 attached hereto, and have been, or will be, obtained and satisfied prior to the Closing. Paramark is not required to submit any notice, report, or other filing with or to any third party or governmental entity in connection with the execution, delivery, or performance of this Agreement by Paramark, except as shown in Schedule 3.7.

Section 3.8 Contracts and Commitments. There are no contractual commitments, whether written or oral of Paramark, with respect to the TJC License Agreements other than those contained in the TJC License Agreements. Paramark has not breached, received any written claim or threat that it has breached, or received any material oral claim or threat that it has materially breached, any of the terms or conditions of the TJC License Agreements. Except as set forth in Schedule 3.8, Paramark is not aware of any breach of any of the terms and conditions of the TJC License Agreements or any other agreements, contracts, or commitments used or previously used in connection with the TJC System, by any party to such agreements, contracts, or commitments or any of their successors or assigns.

Section 3.9 Compliance with Laws. Paramark is not, nor has it at any time within the last five (5) years been, nor has it received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any law or order applicable to Paramark, the TJC Products, or the TJC System, including any franchise sales or relationship laws.

Section 3.10 Disclosure. No representation or warranty by Paramark in this Agreement or in any exhibit, list, statement, document, or information set forth in or attached to any schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained in this Agreement not misleading. Paramark has disclosed to TJHC all material facts pertaining to the transactions contemplated by this Agreement.

Section 3.11 Absence of Certain Changes. Since December 31, 1997, and except as set forth in Schedule 3.11, there has been no event or occurrence, nor sale, lease, license, or purchase of any tangible or intangible asset, or occurrence, that has had or could reasonably be expected to have a material adverse effect on Paramark, its financial condition or business operations.

Section 3.12 Product Liability. Except as set forth in Schedule 3.12, Paramark does not have any liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Paramark giving rise to any liability) arising out of any injury to persons or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by Paramark or any TJC Licensee from or with respect to the TJC Products, prior to the date hereof.

Section 3.13 Finders. No broker's, finder's, or any similar fee have been incurred by or on behalf of Paramark in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby for which TJHC or Arby's shall have any liability.

Section 3.14 Undisclosed Liabilities. Paramark does not have any liability related to its business (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against it giving rise to any liability), except for (a) liabilities set forth on the face of the Financial Statements and (b) liabilities which have arisen after the date of the Financial Statements in the ordinary course of business, none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand.

Section 3.15 Financial Condition. Paramark is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud either present or future creditors. On and as of the Closing:

        3.15.1 the present fair salable value of the assets of Paramark (on a going concern basis) will exceed the probable liability of Paramark on its debts (including its contingent obligations);

        3.15.2 Paramark has not incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received from any source, and of amounts to be payable on or in respect of debts), and the amount of cash available to Paramark after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect to debts, when such amounts are required to be paid; and

        3.15.3 Paramark will have sufficient capital with which to conduct its present and proposed business, and the property of Paramark does not and will not constitute an unreasonably small amount of capital with which to conduct its present or proposed business.

                  In addition, Paramark will be solvent as of the Closing Date, as measured by its short term assets exceeding its short term liabilities, its total assets exceeding its total liabilities, and that Paramark has paid, and will continue to pay, its debts as they come due. Paramark shall furnish to TJHC and Arby's at Closing a certificate, signed by Alan Gottlich, attesting to the truth and accuracy of this representation.

Section 3.16 The Purchase Agreement. The representations and warranties of Paramark in the Purchase Agreement are true and correct as of the date of this Agreement, and shall survive the termination of the Purchase Agreement.

ARTICLE 4
REPRESENTATIONS OF TJHC

         TJHC represents and warrants to Paramark as follows:

Section 4.1 Organization and Authority. TJHC is a corporation duly organized, validly existing, and in good standing under the laws of the state Delaware; and has all requisite power and authority (corporate and other) to own its properties, and has full power to execute and deliver this Agreement and all other agreements contemplated hereby, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated thereby.

Section 4.2 Authorization; No Conflicts. The execution and delivery of this Agreement and the performance of TJHC of its obligations hereunder by TJHC has been duly and validly authorized by all requisite corporate action. Without limiting the generality of the foregoing, the Board of Directors of TJHC has duly authorized the transactions contemplated by the Agreement. This Agreement and each of the other agreements referred to herein, when executed will constitute the valid and legally binding obligations of TJHC, enforceable against TJHC in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. The execution, delivery, and performance of this Agreement, and the consummation by TJHC of the transactions contemplated hereby, will not, (a) violate the provisions of any law, rule, or regulation applicable to TJHC; (b) conflict with, violate, or breach a provision of TJHC's Certificate of Incorporation or Bylaws; (c) conflict with, violate any judgment, decree, order, or award of any court, arbitral tribunal, administrative agency or commission, or other governmental entity or regulatory authority or agency; or (d) conflict with or result in the breach or termination of any term or provision of any agreement or instrument to which TJHC is a party or by which TJHC is or may be bound.

Section 4.3 Regulatory Approvals. All consents, approvals, authorizations, and other requirements prescribed by any law, rule, or regulation which must be obtained or satisfied by TJHC, which are necessary for the execution and delivery of this Agreement and the other documents to be executed and delivered by TJHC in connection with this Agreement are set forth on Schedule
                  4.3 attached hereto, and have been, or will be, obtained and satisfied prior to the Closing. TJHC is not required to submit any notice, report, or other filing with or to any governmental entity in connection with the execution, delivery, or performance of this Agreement by TJHC, except as shown in Schedule 4.3.

Section 4.4 Finders. No broker's, finder's, or any similar fee have been incurred by or on behalf of TJHC in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby for which Paramark shall have any liability.

Section 4.5 The Purchase Agreement. The representations and warranties of TJHC in the Purchase Agreement are true and correct as of the date of this Agreement, and shall survive the termination of the Purchase Agreement.

Section 4.6 Disclosure. No representation or warranty by TJHC in this Agreement contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained in this Agreement not misleading.

ARTICLE 5
                            REPRESENTATIONS OF ARBY'S

         Arby's represents and warrants to Paramark as follows:

Section 5.1 Organization and Authority. Arby's is a corporation duly organized, validly existing, and in good standing under the laws of the state Delaware; and has all requisite power and authority (corporate and other) to own its properties and has full power to execute and deliver this Agreement and to consummate the transactions contemplated thereby.

Section 5.2 Authorization; No Conflicts. The execution and delivery of this Agreement and the performance of Arby's of its obligations hereunder has been duly and validly authorized by all requisite corporate action. Without limiting the generality of the foregoing, the Board of Directors of Arby's has duly authorized the transactions contemplated by the Agreement. This Agreement and each of the other agreements referred to herein, when executed will constitute the valid and legally binding obligations of Arby's, enforceable against Arby's in accordance with their respective terms, except that
                  (i) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. The execution, delivery, and performance of this Agreement, and the consummation by Arby's of the transactions contemplated hereby, will not, (a) violate the provisions of any law, rule, or regulation applicable to Arby's; (b) conflict with, violate or breach a provision of Arby's Certificate of Incorporation or Bylaws; (c) conflict with, violate any judgment, decree, order, or award of any court, arbitral tribunal, administrative agency or commission, or other governmental entity or regulatory authority or agency; or (d) conflict with or result in the breach or termination of any term or provision of any agreement or instrument to which Arby's is a party or by which Arby's is or may be bound.

Section 5.3 Regulatory Approvals. All consents, approvals, authorizations, and other requirements prescribed by any law, rule, or regulation which must be obtained or satisfied by Arby's, which are necessary for the execution and delivery of this Agreement and the other documents to be executed and delivered by Arby's in connection with this Agreement are set forth on
                  Schedule 5.3 attached hereto, and have been, or will be, obtained and satisfied prior to the Closing. Arby's is not required to submit any notice, report, or other filing with or to any governmental entity in connection with the execution, delivery, or performance of this Agreement by Arby's, except as shown in Schedule 5.3.

Section 5.4 Finders. No broker's, finder's, or any similar fee have been incurred by or on behalf of Arby's in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby for which Paramark shall have any liability.

Section 5.5 The Purchase Agreement. The representations and warranties of Arby's in the Purchase Agreement are true and correct as of the date of this Agreement, and shall survive the termination of the Purchase Agreement.

Section 5.6 Disclosure. No representation or warranty by Arby's in this Agreement contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained in this Agreement not misleading. Arby's has disclosed to Paramark all material facts pertaining to the
                  transactions   contemplated  by  this  Agreement.

ARTICLE  6
COVENANTS OF PARAMARK

Section 6.1 Interim Operations of Paramark. Paramark covenants and agrees that, except (i) as expressly provided in this Agreement, or
                  (ii) with the prior written consent of TJHC and Arby's, after the date of this Agreement and prior to the Closing Date:

                  (a) the business of Paramark shall be conducted only in the ordinary course of business consistent with past practice, and Paramark shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, distributors, suppliers, employees, creditors, and business partners;

                  (b) Paramark shall not modify, amend, or terminate any of the TJC License Agreements or waive, release, or assign any material rights or claims, except in the ordinary course of business consistent with past practice and any existing agreements;

                  (c) Paramark will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization or any agreement relating to the sale of all or substantially all of the assets (other than this Agreement);

                  (d) Paramark will not engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of its affiliates, including, without limitation, any transactions, agreements, arrangements, or understandings with any affiliate or other person covered under Item 404 of Regulation S-K under the Securities Act of 1933 that would be required to be disclosed under such Item 404, other than such transactions of the same general nature, scope, and magnitude as are disclosed in Paramark's documents filed with the Securities and Exchange Commission ("SEC"), or required under any law, rule, or regulation governing the offer, sale, or registration of securities.

Section 6.2 Access to Information. Paramark shall (and shall cause each of its affiliates to) afford to the officers, employees, accountants, counsel, financing sources, and other representatives of TJHC and/or Arby's, reasonable access, during normal business hours, during the period prior to the Closing Date, to all of its and its affiliates' properties, books, contracts, commitments, and records (including any tax returns or other tax related information pertaining to Paramark and its affiliates) and, during such period, Paramark shall (and shall cause each of its affiliates to) furnish promptly to TJHC and/or Arby's (a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or any insurance regulatory laws and (b) all other information concerning its business, properties, and personnel as TJHC and/or Arby's may reasonably request (including any tax returns or other tax related information pertaining to Paramark and its affiliates). TJHC and/or Arby's will hold any such information which is nonpublic in confidence.

Section 6.3       Consents  and  Approvals.  Paramark  will take all  reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement, which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any governmental authority, including, without limitation, any schedule or reports required to be filed with the SEC, and will promptly cooperate with and furnish information to TJHC and Arby's in connection with any such requirements imposed upon it or any of its affiliates in connection with this Agreement and the transactions contemplated hereby. Paramark will, and will cause its affiliates to, take all reasonable actions necessary to obtain any consent, authorization, order, or approval of, or any exemption by, any governmental authority or other public or private third party, required to be obtained or made by Paramark, or any of its affiliates in connection with any action contemplated by this Agreement.

Section 6.4 Additional Agreements. Subject to the terms and conditions herein provided, Paramark agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Paramark shall use their best efforts to take, or cause to be taken, all such necessary actions.

Section 6.5 Notification of Certain Matters. Paramark shall give prompt notice to TJHC and/or Arby's of (a) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of Paramark to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.6       SEC Filings

                  (a) As soon as practicable after the date hereof, Paramark shall prepare and file with the SEC the proxy statement, notice of shareholders meeting, and such other information and materials as may be required under the Securities Act of 1933 or the Securities Exchange Act of 1934. Paramark shall prepare and provide TJHC and Arby's with information concerning Paramark, this Agreement, and the transactions contemplated hereby required to be included in the proxy statement. Such information prepared and provided by Paramark shall comply in all material respects with all applicable requirements of law.

                  (b) Paramark shall use its reasonable best efforts to (i) respond to any comments of the SEC and (ii) cause the proxy statement to be mailed to the shareholders of Paramark as promptly as practicable after receiving necessary approvals from the SEC. Paramark shall notify TJHC and Arby's of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the proxy statement or for additional information, and will supply TJHC and Arby's with copies of all correspondence between Paramark or any of its representatives and the SEC, with respect to the proxy statement. The proxy statement shall comply in all material respects with all applicable requirements of law. Paramark shall take any action required to be taken under state blue sky or securities laws in connection with the transactions contemplated by this Agreement.

                  (c) No amendment or supplement to the proxy statement will be made without the approval of TJHC and Arby's, which approval will not be unreasonably withheld or delayed.

Section 6.7 Continuation of Business. From the date hereof, through and after the Closing Date, and for at least three (3) years following the Closing Date, Paramark shall use commercially reasonable efforts to (a) preserve substantially its relationships with suppliers, customers, and employees; (b) carry on its business in the ordinary course and consistent with past practice; (c) maintain its corporate existence; and
                  (d) maintain adequate insurance to cover potential and/or unknown liabilities and losses that arise prior to Closing, and potential liabilities and losses that arise as a result of operations following Closing.

Section 6.8 Shareholder Approval. Charles Loccisano and Alan Gottlich, as shareholders of Paramark, shall vote all of the shares of Paramark owned or controlled by each of them in favor of the transactions contemplated by this Agreement.

ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF TJHC AND ARBY'S

         The obligations of TJHC and Arby's hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any which may be waived in whole or in part by TJHC or Arby's in their sole discretion):

Section 7.1       Truth  of   Representations   and   Warranties   of  Paramark;
                  Compliance with Covenants and Obligations. Each of the representations and warranties of Paramark in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date, with the same force and effect as if made on and as of the Closing Date, except for any changes consented to in writing by TJHC and Arby's, and except (a) as a result of (x) the taking by any person of any action contemplated by the Agreement or (y) events or changes occurring or arising after the date hereof in the ordinary course of Paramark's business; or (b) insofar as any representation or warranty relates to any specified earlier date. Paramark shall have performed and complied with all terms, conditions, covenants, obligations, agreements, and restrictions required by this Agreement to be performed or complied with by Paramark prior to or at the Closing Date.

Section 7.2 Closing Deliveries. TJHC and Arby's shall have received from Paramark the documents and other materials specified in Exhibit D.

Section 7.3 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of Paramark to authorize or carry out this Agreement and to transfer, convey, assign, and deliver the TJC License Agreements and execute and deliver such other documents as are set out in Schedule 5.2 shall have been taken.

Section 7.4 Government Approvals. All government agencies, departments, bureaus, commissions, and similar bodies, the consent, authorization, or approval of which is necessary under any applicable law, rule, order, or regulation for the consummation by Paramark of the transactions contemplated by the Agreements shall have been received, and the documents shall be in form and substance reasonably satisfactory to TJHC and Arby's.

Section 7.5 Third Party Consents. All third party consents necessary under any contract, agreement, or law for the consummation by Paramark of the transactions contemplated by this Agreement shall have been received, and the documents soliciting and evidencing the consents shall be in form and substance reasonably satisfactory to TJHC and Arby's.

Section 7.6 Bulk Sales Law Compliance. Paramark shall have complied with the bulk sales law of the State of New Jersey or obtained an opinion of counsel satisfactory to TJHC and Arby's that the bulk sales law of the State of New Jersey does not apply to the transactions contemplated by this Agreement.

Section 7.7 Adverse Proceedings. No action or proceeding by any third party or any governmental entity shall have been instituted or threatened which seeks to restrain, prohibit, enjoin, make illegal, or invalidate the transactions contemplated by this Agreement or which might affect any right of TJHC and Arby's with respect to the TJC License Agreements or under this Agreement.

Section 7.8 Financial Condition. From the date of the Financial Statements until the Closing, there shall not have been any change or any event or development which, individually or together with other such events or developments, could reasonably be expected to have a material adverse effect on, the condition (financial or otherwise), results of operations, business, or assets of, or the sale of TJC Products by, Paramark, or the prospects of the TJC Licensees.

Section 7.9 Termination of Broker Contracts. Paramark shall have furnished to TJHC and Arby's copies of notices of termination of contracts with Brokers that Paramark hereby covenants to deliver to each Broker identified in Schedule 3.8. Such notices shall include Paramark's written notice of termination of its contractual commitments with each such Broker as of the termination or expiration of the Wholesale License Agreement, to the extent such contract and commitment relates to the sale or distribution of TJC Products. The written termination notices to the Brokers shall be provided at least thirty (30) days prior to the expiration or expected termination of the Wholesale License Agreement, or, such longer period of time as may be required or contemplated under the written or oral contract with the Broker, such that no contractual commitment with any such Broker may extend beyond the expiration or termination of the Wholesale License Agreement.

ARTICLE 8
CONDITIONS TO THE OBLIGATIONS OF PARAMARK

         The obligations of Paramark hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Paramark in its sole discretion):

Section 8.1 Truth of Representations and Warranties of TJHC and Arby's; Compliance with Covenants and Obligations. The representations and warranties of TJHC and Arby's in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date with the same force and effect as if made on and as of the Closing Date, except (a) as a result of (x) the taking by any person of any action contemplated by this Agreement, or
                  (y) events or changes occurring or arising after the date hereof in the ordinary course of TJHC's or Arby's business; or
                  (b) insofar as any representation or warranty relates to any specified earlier date. TJHC and/or Arby's shall have performed and complied in all respects with all terms, conditions, obligations, agreements, and restrictions required by this Agreement to be performed or complied with by TJHC and/or Arby's prior to or at the Closing Date.

Section 8.2 Government Approvals. All government agencies, departments, bureaus, commissions, and similar bodies, the consent, authorization, or approval of which is necessary under any applicable law, rule, order, or regulation for the consummation by TJHC or Arby's of the transactions contemplated by the Agreements shall have been received, and the documents shall be in form and substance reasonably satisfactory to Paramark.

Section 8.3 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of TJHC and Arby's to authorize or carry out this Agreement shall have been taken.

Section 8.4 Adverse Proceedings. No action or proceeding by any third party shall have been instituted or threatened which seeks to restrain, prohibit, or invalidate the transactions contemplated by this Agreement or which might affect the rights of Paramark to assign the TJC License Agreements.

Section 8.5 Fairness Opinion. Paramark shall have received an opinion, with respect to the fairness to the shareholders and creditors of Paramark of the transactions contemplated by this Agreement. The opinion shall be prepared by a certified public accountant or investment adviser, and the content of the opinion shall be satisfactory to TJHC and Arby's prior to and at the Closing.

ARTICLE 9
INDEMNIFICATION

Section 9.1 Indemnification of TJHC and Paramark for Misrepresentations. TJHC and Paramark each hereby indemnifies and holds the other harmless against all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by TJHC or Paramark in connection with any misrepresentation, breach of warranty, or non-fulfillment of or failure to perform any covenant, condition, or agreement set forth in, or attached to, this Agreement, any transactions contemplated by this Agreement, or any statement, certificate, schedule, or document furnished by such Party pursuant to this Agreement or in connection with the transactions contemplated hereby.

Section 9.2 Indemnification of Arby's and Paramark for Misrepresentations. Arby's and Paramark each hereby indemnifies and holds the other harmless against all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by Arby's or Paramark in connection with any misrepresentation, breach of warranty, or non-fulfillment of or failure to perform any covenant, condition, or agreement set forth in, or attached to, this
                  Agreement, or any statement, certificate, schedule, or document furnished by such Party pursuant to this Agreement or in connection with the transactions contemplated hereby.

Section 9.3 Survival of Representations. All representations and warranties made by the Parties herein or in any instrument or document furnished in connection with this Agreement shall survive the Closing and any investigation at any time made by, or on behalf of, the Parties to this Agreement. All such representations and warranties shall expire on the third (3rd) anniversary of the Closing Date.

Section 9.4 Paramark's Indemnity. Paramark hereby agrees to indemnify and hold TJHC and Arby's, and their officers, directors, shareholders, and affiliates (the "TJHC/Arby's Indemnitees") harmless from any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) incurred by the TJHC/Arby's Indemnitees, in connection with any claims against the TJHC/Arby's Indemnitees based upon, relating to, resulting from, or in connection with actions or failure to act of Paramark or its officers, directors, shareholders or affiliates.

Section 9.5 TJHC's and Arby's Indemnity. TJHC and Arby's hereby agree to indemnify and hold Paramark, and its officers, directors, shareholders, and affiliates (the "Paramark Indemnitees") harmless from any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Paramark Indemnitees, in connection with any claims against the Paramark Indemnitees based upon actions or failure to act of TJHC or Arby's.

Section 9.6 Notice for Claims of Indemnification. Whenever any claim shall arise for indemnification pursuant to this Article 9, the Party seeking indemnification (the "Indemnified Party"), shall promptly notify the Party from whom indemnification is sought (the"Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim provided that no delay on the part of the Indemnified Party in giving such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent the Indemnifying Party is materially prejudiced by such delay. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, the amount if known, or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof.

Section 9.7 Defense by Indemnifying Party. With respect to any claim giving rise to indemnity resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges, to the Indemnified Party, in writing, its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made, the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

Section 9.8 Indemnification Under the Purchase Agreement. The indemnification of Paramark and TJHC, each to the other, contained in the Purchase Agreement shall survive the termination of the Purchase Agreement.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1      Termination.   This  Agreement  may  be  terminated,  and  the
                  transactions contemplated hereby may be abandoned:

                  (a) at any time before the Closing, by mutual written agreement among the Parties;

                  (b) upon notification to the non-terminating parties by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement has become impossible to satisfy, illegal, or subject to a non-appealable order enjoining or restraining the Closing; or

                  (c) at any time after September 30, 1998, by Paramark, TJHC, or Arby's, upon notification to the non-terminating parties by the terminating party, if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

Section 10.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement will immediately become null and void, and there will be no liability or obligation on the part of Paramark, TJHC, or Arby's (or any of their respective officers, directors, employees, agents, representatives, or affiliates) except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 10.7 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 10.1(b), each Party will remain liable to the other Parties for any breach of this
                  Agreement by such Party existing at the time of such termination, and each Party may seek such remedies, including damages and attorney's fees, against the others, with respect to any such breach as is provided in this Agreement or as may otherwise be available at law or in equity.

Section 10.3 Notices. Any notices or other communications required or permitted by this Agreement shall be sufficiently given if delivered personally or sent by telex, facsimile, overnight courier, registered or certified mail postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

                  To Paramark:     Paramark Enterprises, Inc.
                                   Attn:  Alan S. Gottlich, President
                                   One Harmon Plaza
                                   Secaucus, New Jersey 07094-3618
                                   Fax: (201) 422-0858
                  With copies to:  Saul Feiger, Esq.
                                   152-18 Union Turnpike
                                   Kew Garden Hills, New York  11367
                                   Fax: (718) 380-3092

                  To TJHC and
                  Arby's:          Triarc Restaurant Group
                                   Attn:  Jonathan P. May, Vice President
                                   1000 Corporate Drive
                                   Fort Lauderdale, Florida  33334
                                   Fax: (954) 351-5619

                  With copies to:  Triarc Restaurant Group
                                   Attn:  General Counsel
                                   1000 Corporate Drive
                                   Fort Lauderdale, Florida  33334
                                   Fax:  (954) 351-5619

                                   Rudnick, Wolfe, Epstien & Zeidman
                                   Attn:  Mark A. Kirsch, Esq.
                                   1201 New York Avenue, N.W.
                                   Penthouse
                                   Washington, D.C.  20005
                                   Fax:  (202) 712-7222

All notices or other communications shall be deemed received on the date delivered if delivered personally, by facsimile, by telex, or by overnight courier, or three (3) business days after being sent, if sent by registered or certified mail.

Section 10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns. No assignment shall release a Party from any obligation or liability under this Agreement.

Section 10.5 Amendments. The Parties, by the consent of their respective Boards of Directors or officers authorized by such Boards, may amend or modify this Agreement and the exhibits and schedules hereto, in such manner as may be agreed upon, by a written instrument executed by each Party.

Section 10.6      Waivers.   No   waiver   by  any   Party   of   any   default,
                  misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.7 Expenses. Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement.

Section 10.8 Construction. If any of the provisions of this Agreement may be construed in more than one way, one of which would render the provision illegal or otherwise voidable or unenforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all of the provisions of this Agreement shall be construed according to its fair meaning and not strictly construed against any Party.

Section 10.9 Interpretation. This Agreement has been negotiated at arm's length. In the event of any ambiguity in any of the terms and provisions, this Agreement shall not be interpreted against or in favor of any party nor shall there be any presumption against or in favor of any party, but this Agreement shall be interpreted in accordance with the intent of the parties and the function of its terms and provisions.

Section 10.10 Governing Law. Any dispute with respect to the entering into, performance, or interpretation of this Agreement shall be governed by the laws of the State of Florida, without regard to the Florida law of conflicts. The Parties hereby agree that to the extent any disputes arise that cannot be resolved directly between the Parties, the Parties shall file any necessary suit only in the federal or state court having jurisdiction where Arby's principal office is then located. The Parties irrevocably submit to the jurisdiction of any such court and waive any objection they may have to either the jurisdiction or venue of any such court.

Section 10.11 No Third Party Beneficiaries. Nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or entity, other than the Parties and their successors and assigns, any rights or remedies under or by reason of this Agreement.

Section 10.12 Waiver of Jury Trial. THE PARTIES IRREVOCABLY WAIVE TRIAL BY JURY OF ANY ACTION, PROCEEDING, OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF THEM AGAINST THE OTHER AND WHETHER OR NOT THERE ARE OTHER PARTIES TO SUCH ACTION, PROCEEDING, OR COUNTERCLAIM.

Section 10.13 Entire Agreement. This Agreement and all schedules and exhibits hereto, and all agreements and instruments to be delivered by the Parties pursuant to this Agreement, represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments, and understandings between such Parties.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of and on the date first above written.


(Corporate Seal)                  PARAMARK ENTERPRISES, INC.,
                                  a Delaware corporation

ATTEST:
                                  By:     /s/ Paramark Enterprises, Inc.


                                  Name:


                                  Title:
                                        Secretary


(Corporate Seal)                  TJ HOLDING COMPANY, INC.,
                                  a Delaware corporation

ATTEST:
                                  By:     /s/ T.J. Holding Company, Inc.


                                  Name:


                                  Title:
                                        Secretary

(Corporate Seal)                  ARBY'S, INC., d/b/a TRIARC RESTAURANT GROUP, a
                                  Delaware corporation

ATTEST:
                                  By:     /s/ Arby's, Inc.


                                  Name:


                                  Title:
                                        Secretary
                                  with respect to the provisions of Section 6.8:


                                  /s/ Charles Loccisano
                                  Charles N. Loccisano
                                  Witness

                                  /s/ Alan Gottlich
                                  Alan S. Gottlich
                                  Witness